Exhibit 21.1

Subsidiaries of TransAtlantic Petroleum Ltd.

March 15, 2012

Subsidiary	Jurisdiction of Incorporation
Amity Oil International Pty. Ltd.	Australia
Incremental Petroleum Pty. Ltd.	Australia
TransAtlantic Australia Pty. Ltd.	Australia
TransAtlantic Exploration Mediterranean International Pty Ltd.	Australia
TransAtlantic (Holdings) Australia Pty. Ltd.	Australia
Anschutz Morocco Corporation	Bahamas
Direct Petroleum Morocco, Inc.	Bahamas
DMLP, Ltd.	Bahamas
Talon Exploration, Ltd.	Bahamas
TransAtlantic Maroc, Ltd.	Bahamas
TransAtlantic Turkey, Ltd.	Bahamas
TransAtlantic Worldwide, Ltd.	Bahamas
Viking Geophysical Services, Ltd.	Bahamas
Viking Wireline Services, Ltd.	Bahamas
Longe Energy Limited	Bermuda
Viking International Limited	Bermuda
Thrace Basin Natural Gas (Turkiye) Corporation	British Virgin Islands
Direct Petroleum Bulgaria EOOD	Bulgaria
TransAtlantic Petroleum (USA) Corp.	Colorado
TransAtlantic Petroleum Cyprus Limited	Cyprus
MOS Viking SARL	Morocco
TransAtlantic Worldwide Romania SRL	Romania
Viking Oilfield Services SRL	Romania
Petrogas Petrol Gaz ve Petrokemya Urunleri Insaat Sanayive Ticaret A.S.	Turkey
Viking Uluslararasi Enerji Hizmetleri Yonetimi Limited Sirketi	Turkey